Exhibit 1.2

Black Hawk Acquisition Corporation

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

Telephone: (925) 217-4482

Letter Agreement

March 25, 2024

To:

EF Hutton LLC

(f/k/a EF Hutton, division of Benchmark Investments, LLC)

590 Madison Avenue, 39th Floor

New York, NY 10022

Re:	Clarification of the Terms of the Right of First Refusal in the Underwriting Agreement

Reference is made to the Underwriting Agreement (the “Underwriting Agreement”), dated as of March 20, 2024, by and between Black Hawk Acquisition Corporation, a Cayman Islands company (the “Company”), and EF Hutton LLC (the “Representative” and together with the Company, the “Parties”), as representative of the several underwriters named on Schedule A thereto.

All capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Underwriting Agreement.

Pursuant to Section 10.3 of the Underwriting Agreement, and in consideration of mutual covenants and agreements, the Parties hereby agree that:

1. Section 3.35 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that if the Firm Units are sold in accordance with the terms of this Agreement, the Company shall grant the Representative the right of first refusal to act as the as lead left book-running managing underwriter or lead left placement agent with at least 50% of the economics; or, in the case of a three-handed deal, 40% of the economics, for any and all future public and private equity, equity linked and debt offerings of the Company, or any successor to or any subsidiary of the Company (each, a “Subject Transaction”). The right of first refusal shall commence as of the date of this Agreement and terminate on the eighteen (18) month anniversary of the closing of a Business Combination. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the effective date of the Registration Statement. For the avoidance of doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Representative. The Representative’s failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.”

2. The Underwriting Agreement, as amended by this Letter Agreement, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

3. Except as amended hereby, the terms and provisions of the Underwriting Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Underwriting Agreement and the terms of this Letter Agreement, the terms of this Letter Agreement shall govern and control.

4. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

5. This Letter Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Letter Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

FOR THE COMPANY:

BLACK HAWK ACQUISITION CORPORATION

By:	/s/ Kent Louis Kaufman
Name:	Kent Louis Kaufman
Title:	Chief Executive Officer

ACKNOWLEDGE AND ACCEPTED:

EF HUTTON LLC

By:	/s/ Sam Fleischman
Name:	Sam Fleischman
Title:	Supervisory Principal

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